AMENDMENT TO ASSET PURCHASE AGREEMENT


     This Amendment to Asset Purchase Agreement is made and entered into this 22nd day of October, 1996, by and between Texas Coast Broadcasters, Inc. ("Seller"), a Texas corporation, and Multi-Market Radio, Inc. ("Purchaser"), a Delaware corporation.

     WHEREAS, Seller and Purchaser executed that certain Asset Purchase Agreement dated December 27, 1995 (the "Agreement"), pursuant to which Seller agreed to sell to Purchaser the properties and assets described in the Agreement;

     WHEREAS, a portion of the Ennis Site, as defined in the Agreement, will be transferred from Seller to Industrial Recovery Capital Company LLC ("IRCC") pursuant to an agreement that will require IRCC to remediate the property and indemnify Purchaser and Seller for remediation costs and certain third party claims; and

     WHEREAS, the Seller and Purchaser wish to amend the Agreement to evidence certain agreements between Purchaser and Seller related to the transfer of assets from Seller to Purchaser.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained in this amendment and in the Agreement, the parties agree as follows:




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     1. Purchaser will deliver to Bank of Houston, as Escrow Agent, on
Wednesday, October 23, 1996, the sum of $2,000,000 as the earnest money provided for in Section 2.1 of the Agreement. Upon receipt of such funds, Bank of Houston is hereby authorized and directed to return to Purchaser the irrevocable standby letter of credit held by Bank of Houston pursuant to
Section 2.1 of the Agreement (the "Letter of Credit"). Bank of Houston will hold the earnest money in escrow, in an interest bearing account, until instructed to disburse such funds by the terms of this amendment or the written instructions of Seller and Purchaser, which instructions will be consistent with the provisions of this amendment. In addition, Purchaser and Seller hereby instruct the Escrow Agent to transfer any balance remaining in the Environmental Escrow Account to the escrow account established to hold the earnest money, and such amount shall be treated as additional earnest money (notwithstanding the fact that one-half of such Environmental Escrow Account was contributed by Seller). If the sale of assets provided for in the Agreement closes, the earnest money, including the entire Environmental Escrow Account, will be applied to the purchase price of the assets. If, for any reason, other than (i) termination of the Agreement in accordance with its terms, (ii) a Default by Seller occurring after the date of this amendment or (iii) failure of a condition precedent, the asset sale does not close, Seller shall be entitled to retain the total amount of the earnest money, including the portion of the Environmental Escrow Account attributable to Purchaser, as liquidated damages, free and clear of any claim of Purchaser. If Purchaser does not wire transfer the sum of $2,000,000 to Bank of Houston on October 23, 1996, the Agreement shall terminate automatically, the Letter of Credit and the portion of the Environmental Escrow Account attributable to Purchaser shall be immediately returned to Purchaser, the portion of the Environmental Escrow Account



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attributable to Seller shall be immediately returned to Seller, and neither party shall have any claim or right against the other.

     2. Any Environmental Expenses incurred subsequent to September 30, 1996, shall be paid by the party that authorized such Environmental Expense and shall not be deducted from the Environmental Escrow Account. In this regard, the parties agree that Seller shall be deemed to have authorized any services performed by Weston after September 30, 1996, and Purchaser shall be deemed to have authorized any services performed by Environmental Strategies Corporation after September 30, 1996.

     3. Purchaser has informed Seller that Purchaser's agreement with IRCC requires Purchaser to pay IRCC $8,500,000 at the time of Closing. In addition, if IRCC determines that the cost of the remediation of the Ennis Site will exceed $2,000,000, Purchaser is required to pay IRCC an amount equal to the remediation costs in excess of $2,000,000 but less than $8,500,000 (the "Contingent Amount"), with the Contingent Amount to be paid to IRCC in ten equal annual installments, without interest. If the asset sale closes, Seller will contribute the sum of $250,000 toward the payment to be made by Purchaser to IRCC at Closing by reducing the purchase price of the assets by $250,000, provided the indemnification of Seller by IRCC covers both third party claims asserted against Seller and remediation costs. In addition, if the asset sale closes, Seller agrees to pay to IRCC, in installments, the first $250,000 of the Contingent Amount and the final $500,000 of the Contingent Amount, if such amounts are required to be paid to IRCC by virtue of the remediation costs exceeding $2,000,000, provided



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the indemnification of Seller by IRCC covers both third party claims asserted against Seller and remediation costs. Any payment of the Contingent Amount that Seller is required to pay to IRCC will be paid pursuant to the same schedule and subject to the same conditions as would be applicable if the payments were made by Purchaser. In addition, Seller shall be entitled to the same rights and protections with respect to the payment of the Contingent Amount as are provided to Purchaser in its agreement with IRCC.

     4. At Closing, Seller will deposit the sum of $750,000 ("Seller Deposit") with Bank of Houston or another escrow agent selected by Seller and approved by Purchaser to be placed in an interest bearing escrow account. Interest earned on this account will be distribute quarterly to Seller by the escrow agent. Seller's Deposit will be used to pay Seller's portion of the Contingent Amount as and when it becomes due. Payments from the escrow account shall be made at the direction of IRCC, provided IRCC certifies to the escrow agent and Seller that it has complied with all conditions precedent to the withdrawal of such funds. If the Contingent Amount is finally determined by IRCC to be less than $1,500,000 any portion of Seller's Deposit that is unnecessary to meet Seller's payment of the Contingent Amount will be promptly returned to Seller at the time of such determination. In this regard, Purchaser and Seller agree that they will attempt to require IRCC to determine within two years of Closing the portion of the Contingent Amount that must be paid so that any portion of Seller's Deposit that is unnecessary may be returned to Seller within two years of Closing. In addition, any portion of Seller's Deposit remaining after payment of the portion of the Contingent Amount to be paid by Seller shall be returned to Seller.




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     5. Seller and Purchaser agree that Seller's conveyance of a portion of the
Ennis Site to IRCC will be on the same terms and conditions as Seller is required to transfer such property to Purchaser under the terms of the Agreement. Seller will provide IRCC access to any information developed by Weston with respect to the Ennis Site, but will not be obligated to allow IRCC to conduct further assessment or testing of the Ennis Site prior to Closing. In addition, Purchaser represents that IRCC will not conduct any testing on property adjacent to the Ennis Site prior to Closing. Seller, at its cost, will cause a survey of the Ennis Site to be completed as soon as reasonably practicable (but in any event on or before November 1, 1996), which survey shall show and describe the portion of the Ennis Site to be transferred to Dixie Electro Plating Co. ("Dixie") and the portion to be transferred to IRCC, and shall deliver such survey to Purchaser as soon as it is received from the surveyor.

     6. The closing of the asset sale provided for in the Agreement shall be held on January 8, 1997, with the sale effective as of January 1, 1997.

     7. Except for Section 5.9(b) of the Agreement which relates to the operation of the Environmental Escrow Account and Section 5.9(i) of the Agreement which relates to Purchaser's release of Seller from claims related to Environmental Expenses, Section 5.9 of the Agreement is hereby eliminated. Additionally, Section 15.1(a) of the Agreement is hereby eliminated.




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     8. The obligations of Purchaser and Seller under this Agreement are subject to completion on or prior to the Closing Date of each of the following conditions, except to the extent such conditions have been waived by the benefitting party in writing:

          a. Seller has delivered to Purchaser by or before November 1, 1996, a survey of the Ennis Site showing the portion of the Ennis Site to be transferred to IRCC and the portion to be transferred to Dixie. The portion of the Ennis Site to be transferred to Dixie shall be substantially the same as the property described by drawing in the July 22, 1996 letter agreement between Seller and Dixie, with the remainder of the Ennis Site to be transferred to IRCC.

          b. Seller has completed the transfer of a portion of the Ennis Site to Dixie on terms and conditions that provide Purchaser and IRCC reasonable rights of ingress and egress to the remainder of the Ennis Property and a nonexclusive right to use the transferred property for the operation of the radio tower, consistent with its current use. The term of such transfer shall be substantially in accordance with the form of Agreement attached hereto as Exhibit A, and the rights and benefits of such Agreement shall be assigned at Closing to Purchaser and/or IRCC.

          c. Purchaser's agreement with IRCC provides indemnification of Seller by IRCC that covers both third party claims asserted against Seller and remediation costs.





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     9. Prior to and after Closing, Seller agrees to provide any reasonable assistance that may be required by IRCC with respect to the Ennis Site, provided IRCC reimburses Seller for any expenses, losses or damages Seller may incur or suffer as a result of providing such assistance and provided further that Seller will not be required to allow IRCC to conduct additional assessment from IRCC should not be unreasonable and should not require unreasonable effort on the part of Seller.

     10. Seller withdraws its notice of termination of the Agreement. Similarly, Purchaser withdraws its assertion that Seller is or was in default under the Agreement. Purchaser acknowledges that, as of this date, Seller has complied with all terms and conditions of the Agreement and that no Default (as that term is defined in the Agreement) exists and that no event has occurred (or failed to occur) which, with the passage of time and/or proper notice, would become a Default. Similarly, Seller acknowledges that, as of this date, Purchaser has complied with all terms and conditions of the Agreement and that no Default (as that term is defined in the Agreement) exists and that no event has occurred (or failed to occur) which, with the passage of time and/or proper notice, would become a Default. Purchaser accepts the current condition of all matters relative to the sale, including the governmental licenses and the operations of the stations.

     11. Purchaser has the right to terminate this Agreement by written notice to Seller and Bank of Houston on or before 5:00 p.m. Central Standard Time on November 6, 1996, if it has not negotiated an agreement with IRCC that is acceptable to it in all respects. Purchaser




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elects to terminate this Agreement pursuant to this provision, Bank of Houston is hereby instructed to distribute the earnest money to the parties in the following manner: (i) $2,000,000 shall be distributed to Purchaser; (ii) one-half of the balance of the Environmental Escrow Account that was added to the earnest money shall be distributed to Purchaser and one-half shall be distributed to Seller; and (iii) the remainder of the amount held by Bank of Houston (which amount should constitute interest on the earnest money) shall be distributed to Purchaser and Seller in the same ratio as the amounts distributed to them pursuant to provisions (i) and (ii) of this sentence. If Purchaser does not elect to terminate this Agreement on or prior to November 6, 1996, Bank of Houston shall distribute the earnest money, including any interest earned on such amount, to Seller to be held in escrow by Seller until Closing.

     12. This amendment contains the understanding of the parties hereto with respect to the matters addressed in this amendment of the Agreement. In addition, this amendment supersedes and replaces all prior amendments to the Agreement. As of the date hereof, the rights, duties and obligations of the parties with respect to the sale of the properties and assets described in the Agreement are the rights, duties and obligations set forth in the Agreement, as modified solely by this amendment. The parties confirm that any future amendments to the Agreement must be evidenced by a written instrument signed by the parties, as required by Section 16.8 of the Agreement.





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     13. This amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14. Subject to the terms of Paragraph 9 of this amendment, Seller and Purchaser agree to work together in good faith to reach final agreement on any and all documentation relating to IRCC's agreement to remediate the Ennis Site and to indemnify Seller and Purchaser for remediation costs and third party claims (including, without limitation, the escrow agreement described in Paragraph 4 hereof and any similar agreement).

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment to Assent Purchase Agreement to be effective as of the date first above written.

                                     SELLER:

                                     TEXAS COAST BROADCASTERS, INC.



                                     By: /s/ David H. Morris
                                        ____________________________________


                                     PURCHASER:

                                     MULTI-MARKET RADIO, INC.



                                     By: /s/ Michael G. Ferrel
                                        ____________________________________





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                                                                      EXHIBIT A



                                   AGREEMENT



     This Agreement dated as of the ____ day of October, 1996, is entered into by and between Texas Coast Broadcasters, Inc. ("Texas Coast") and Dixie Electro Plating Co. ("Dixie").

     WHEREAS, Texas Coast is the owner of a certain tract of land located at 315 North Ennis in Houston, Texas (the "Ennis Property");

     WHEREAS, based on soil and groundwater sampling on the Ennis Property, it appears that chromium contamination has migrated onto a portion of the Ennis Property from property owned by Dixie which is located at 3001 Engelke in Houston, Texas; and

     WHEREAS, Texas Coast and Dixie have reached the following agreements in order to facilitate Dixie's remediation of the chromium contamination.

     NOW, THEREFORE, in consideration of the mutual benefits accruing to the parties, Texas Coast and Dixie agree as follows:

     1. Texas Court will convey to Dixie for $5,000 and the other consideration set forth in this Agreement, the portion of the Ennis Property that has been impacted by the chromium contamination migrating from the Dixie Property. The property to be transferred to Dixie (the "Transferred Property") is more fully described in Exhibit A of the Warranty Deed and Reservation of Easement attached hereto as Exhibit 1. Texas Coast will retain an easement over, under, upon, through and across the Transferred Property to provide access to the remainder of the Ennis Property and to reserve the right to use the Transferred Property, including its




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subsurface and air space, for purposes of continuing the operation of the radio tower on the Ennis Property. The easement retained by Texas Coast will be without cost to Texas Coast, other than expenses and costs of Texas Coast or its assignee attributable to the use of such easement, including the cost of liability insurance covering the acts or omissions of Texas Coast or its assignee associated with the use of the easement. The terms of the property transfer, including the easement retained by Texas Coast, are more fully set forth in the Warranty Deed and Reservation of Easement attached hereto as
Exhibit 1.

     2. Dixie will remediate the Transferred Property under the Texas Voluntary Cleanup Program administered by the Texas Natural Resource Conservation Commission ("TNRCC") and will conduct any investigation and any remediation or other corrective action that may be required by the TNRCC. With respect to the proposed remediation, Dixie has prepared a Work Plan Summary (the "Work Plan"), a copy of which is attached as Exhibit 2. The specific actions to be taken by Dixie are more fully described in the Work Plan, but the Work Plan generally contemplates remediation of both the soil and the shallow groundwater in accordance with Risk Reduction Standard No. 2. The Work Plan also describes certain specific remedial actions that Dixie agrees with Texas Coast to implement, regardless of the requirements of the TNRCC, including (i) removal of that portion of the initial two feet of soil in the drainage swale on the Transferred Property that contains chromium in excess of the Soil-Air Interface Value under Risk Reduction Standard No. 2 for industrial facilities and (ii) implementation of the groundwater recovery and treatment system described in the Work Plan, unless it is determined





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through testing that such system will not contain and remediate the chromium contaminated groundwater.

     3. Dixie will keep Texas Coast and its successors and assigns informed of its actions with respect to the chromium contamination and will notify Texas Coast, or its successor or assignee, of any remediation or other corrective action proposed for the Transferred Property. After receiving such notices, Texas Coast, or its successor or assignee, will provide Dixie information concerning any equipment or structures maintained by Texas Coast, or its successor or assignee, on the Transferred Property that might be impacted by the remediation or other corrective action and Dixie will use its best efforts to plan, design, implement and perform any remediation or other corrective action required by the TNRCC in a timely and professional manner and in a manner consistent with the operation of the radio tower on the Transferred Property. Dixie will provide Texas Coast and its successors and assigns a copy of any significant report, plan or correspondence submitted to the TNRCC with respect to the chromium contamination and will provide Texas Coast and its successors and assigns at least five days' notice (or shall provide Texas Coast and its successors and assigns notice as soon as practicable if five days' notice is not practical) of any meeting with or hearings before the TNRCC with respect to the chromium contamination and will not object to the participation of Texas Coast and its successors and assigns in such meetings or hearings to the extent such meetings or hearings concern remediation of the Transferred Property.





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     4. Dixie agrees to indemnify, defend and hold harmless Texas Coast and its officers, directors, successors and assigns from, against and in respect of any and all costs, expenses (including reasonable attorney's fees), losses and damages, including full indemnity from claims asserted by third parties, that arise from or relate to (i) the chromium contamination existing on the Transferred Property or originating from Dixie's property located at 3001 Engelke, or (ii) the remediation activities conducted by Dixie on the Transferred Property.

     5. Texas Coast agrees to indemnify, defend and hold harmless Dixie and its officers, directors, successors and assigns from, against and in respect of any and all costs, expenses (including reasonable attorney's fees), losses and damages, including full indemnity from claims asserted by third parties, that arise directly from any lead contamination existing on the Transferred Property on the date of transfer, or any battery casings or other wastes placed on the Transferred Property by Texas Coast or with its permission, other than any costs, expenses, losses and damages that arise from or relate to the removal of soil from a portion of the initial two feet of soil in the drainage swale on the Transferred Property. In consideration for such agreement to indemnify, Dixie agrees that Texas Coast and its successors, assigns, and agents may conduct any and all corrective actions on the Transferred Property that are required by the TNRCC or deemed necessary or desirable by Texas Coast or its successors or assigns to remediate or prevent any release or threatened release of lead on or from the Transferred Property, and Dixie grants Texas Coast and its successors, assigns, and agents access to the Transferred Property for purposes of conducting such corrective actions.



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     6. This Agreement does not constitute, and will not be construed as, an admission of wrongdoing by any party. In addition, except for the obligations and responsibilities Dixie has agreed to accept pursuant to the terms of this Agreement, this Agreement does not otherwise constitute an agreement by Dixie to accept liability or responsibility for the chromium contamination, nor does it alter or diminish any liability Dixie may have for the chromium contamination independent of this Agreement.

     [7. Schumacher Co., Inc. (the "Guarantor"), the parent corporation of Dixie, hereby guarantees the performance of Dixie in accordance with the terms of this Agreement. Guarantor agrees that it shall be liable under this Agreement to the same extent as if it and not Dixie had performed or failed to perform Dixie's obligations under this Agreement. The Guarantor agrees that Texas Coast, or its successor or assignee, shall be entitled to take any action against the Guarantor or Dixie in any order or concurrently as Texas Coast, or its successor or assignee, may elect and shall not be required to resort to any other remedy which Texas Coast, or its successor or assignee, may have. This guarantee shall be construed as a continuing, absolute and unconditional guaranty and the obligations and liabilities of the Guarantor shall not be conditioned or contingent upon the pursuit by Texas Coast or any other persons at any time of any right or remedy against Dixie or against any other person that may be or become liable under this Agreement. No delay in exercising or failure to exercise any option, right, power or privilege hereunder by Texas Coast, or its successor or assignee, shall operate as a waiver thereof, nor shall any single or partial exercise of any such option, power, right or privilege preclude any other further exercise of such option, power, right or privilege. The




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Guarantor hereby waives demand for performance, or any other notice or condition precedent to action against the Guarantor for performance pursuant to this Agreement.] [Note - This provision is still under discussion and may be deleted if found to be unnecessary.]

     8. Any and all notices, requests, consents, demands and other communications required or permitted to be made or given under this Agreement must be in writing and must be given to the other party at its address or facsimile number set forth in this paragraph or at such other address or facsimile number as such party may hereafter specify for such purpose by notice to the other party. Notices will be deemed to have been made or given (i) if given by facsimile, when sent, and the appropriate confirmation is received, and (ii) if given by any other means, when delivered. Unless changed in accordance with this paragraph, the addresses for notices are as follows:

                  If to Texas Coast:
                                            -----------------------

                                            -----------------------

                                            -----------------------

                                            -----------------------

                                            Facsimile No.:
                                                          ---------

                  If to Dixie:
                                            -----------------------

                                            -----------------------

                                            -----------------------

                                            Facsimile No.:
                                                          -----------

     9. This Agreement, including the exhibits referenced herein, represents the entire Agreement between Texas Coast and Dixie and fully supersedes all prior agreements and




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understandings between Texas Coast and Dixie and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between Texas Coast and Dixie. This Agreement cannot under any circumstances be modified orally, and no agreement will be effective to waive, change, modify, or discharge this Agreement in whole or in part unless such agreement is in writing and is signed by both Texas Coast and Dixie.

     10. In the event any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nonetheless remain in full force and effect.

     11. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is governed by the laws of the State of Texas.

     EXECUTED in multiple originals as of the date first herein specified.



                                      TEXAS COAST BROADCASTERS, INC.


                                      By:
                                         ----------------------------------


                                      DIXIE ELECTRO PLATING CO.


                                      By:
                                         ----------------------------------






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                                      SCHUMACHER CO., INC.


                                      By:
                                         ----------------------------------




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